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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF DESIGNATION OF,
                            PREFERENCES AND RELATIVE,
                           PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                              ACORN PRODUCTS, INC.

                            -------------------------

                        PURSUANT TO SECTION 151(G) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                            -------------------------

         Acorn Products, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         WHEREAS, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate") and Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolutions were duly adopted at a meeting of the Board on June 25, 2002, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate or Bylaws of the Corporation or any certificate of designation filed by the Corporation pursuant to Section 151 of the DGCL;

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board by the Certificate and Section 151 of the DGCL, a series of Preferred Stock of the Corporation to be known as "Series A Convertible Preferred Stock" is hereby established and provided for and the Board of Directors hereby fixes, states and expresses the powers, designation, preferences and relative, participating, optional and other special rights of such series and the qualifications, limitations or restrictions of such series as follows:

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                              ACORN PRODUCTS, INC.

                      Series A Convertible Preferred Stock

         The express terms of the Series A Convertible Preferred Stock are set forth below:

1. Designation and Amount. The shares of such series of Preferred Stock will be designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"), and the number of shares constituting the Series A Convertible Preferred Stock will be 827. The liquidation preference of the Series A Convertible Preferred Stock shall be equal to $10,000.00 per share (the "Liquidation Preference Amount"). For the purposes of Section 154 of the DGCL, the amount to be represented as capital for each share of Series A Convertible Preferred Stock is and shall at all times be $10,000.00.

2. Rank. The Series A Convertible Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the Junior Stock.

3.                Dividends.

         (a) Each of the holders of record of the Series A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available for the purpose, cumulative dividends at the Dividend Rate and in the manner provided herein in preference to the payment of dividends on any Junior Stock. Dividends on each share of the Series A Convertible Preferred Stock shall accumulate and accrue on each such share from the Issuance Date and shall accumulate and accrue from day to day thereafter, whether or not earned or declared. Dividends shall not be affected by the transfer of shares of Series A Convertible Preferred Stock thereafter or the cancellation and issuance or reissuance of certificates evidencing such shares. So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not pay cash dividends on any Junior Stock, or purchase, redeem or retire, or make any payment on account of, or set apart for payment, cash for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock, whether directly or indirectly, except as otherwise provided in Section 8(a). Dividends on the Junior Stock may be declared and paid in the form of additional shares of the applicable series and class of such Junior Stock, in accordance with the terms of the Junior Stock. The holders of the Series A Preferred Stock also shall be entitled to participate pari passu with the holders of the Common Stock in any and all dividends or other distributions declared on the Common Stock, based on the number of shares of Common Stock that holders of the Series A Preferred Stock would have obtained had the Series A Preferred Stock (together with accrued but unpaid dividends thereon) been converted in full immediately prior to the date of such dividend at the Conversion Price.


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         (b)              Dividends will be calculated on a daily basis on each
                  share of Series A Convertible Preferred Stock at the Dividend Rate on the Liquidation Preference Amount thereof. To the extent not paid in cash quarterly on March 15, June 15, September 15 or December 15 of any year (each a "Dividend Reference Date"), commencing September 15, 2002, all dividends on the Series A Convertible Preferred Stock which have been accrued during the three-month period (or other period in the case of the first Dividend Reference Date) ending on such Dividend Reference Date (each, a "Dividend Accrual Period"), whether or not earned or declared, will, without duplication, be added to the Liquidation Preference Amount of the outstanding shares of Series A Convertible Preferred Stock on such Dividend Reference Date and will remain a part thereof until such shares of Series A Convertible Preferred Stock are redeemed, repurchased or otherwise retired in accordance with the terms hereof. If any Dividend Reference Date is not a Business Day, the dividend otherwise due on such date shall be paid on the next following Business Day (and this extension shall be included in the determination of such dividend payment).

         (c) Each share of Series A Convertible Preferred Stock shall be entitled to share ratably with each other share of Series A Convertible Preferred Stock in such dividends as may be paid at such time and in such amounts as shall be determined by the Board from time to time.

4.                Liquidation, Dissolution or Winding Up. In the event of any
         (i) Deemed Liquidation Event (as defined below) or (ii) an actual liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, other than in connection with a Deemed Liquidation Event (an "Actual Liquidation Event"), each holder of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, the Liquidation Preference Amount plus any accrued and unpaid dividends owing with respect to the Series A Convertible Preferred Stock on such date.

                  "Deemed Liquidation Event" means (i) a merger, consolidation, reorganization, business combination or other change in control transaction involving the Corporation or a sale of shares of capital stock of the Corporation in any such case in which any person or group other than POF and/or the TCW Entities acquires 50% or more of the Common Stock of the Company or (ii) a sale or other disposition of assets representing 50% or more of the assets of the Corporation and its Subsidiaries.

5. Voting Rights. Other than the voting and approval rights provided in the Stockholders Agreement or as required by law, the holders of Series A Convertible Preferred Stock shall not have any voting rights.

6.                Conversion.


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         (a)              Conversion into Common Stock. Immediately upon
                  expiration of the Rights Offering (as defined in the Purchase Agreement), all of the Series A Convertible Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (y) the Liquidation Preference Amount of the Series A Convertible Preferred Stock (plus amounts in respect of accrued and unpaid dividends thereon) by (z) the Conversion Price; provided, that the Series A Convertible Preferred Stock shall not be converted and shall remain outstanding in the event of any of the following has occurred: (1) the threatened or actual loss or termination of employment of a Key Employee (as defined in the Purchase Agreement), (2) the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement), or (3) the occurrence, or likely occurrence, of a default or event of default with respect to any loan facility or loan agreement of the Corporation or UnionTools, Inc.

         (b) Mechanics of Conversion. Promptly following the conversion of the Series A Convertible Preferred Stock pursuant to subsection (a) above, each holder of Series A Preferred Convertible Stock shall surrender their certificates of Series A Convertible Preferred Stock at the office of the Corporation, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such certificates of Series A Convertible Preferred Stock, issue and deliver to or upon the order of the Holder and/or its designees, against delivery of such certificates of Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Upon receipt of such certificate or certificates, each holder of Series A Convertible Preferred Stock shall mark the certificates representing such Series A Convertible Preferred Stock "cancelled" and return them to the Corporation. The Corporation shall promptly effect such issuance and shall transmit the certificates to the Holder or its designees. Such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the sale of Common Stock pursuant to the Rights Offering is consummated. The Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on such date.

7. Redemption. Except as expressly provided in this Section 7, the Corporation shall not have the right to purchase, call, redeem or otherwise acquire for value, and no stockholder of the Corporation shall have the right to require the Corporation to purchase, call, redeem or otherwise acquire for value any or all of the shares of Series A Convertible Preferred Stock.

         (a)            Mandatory Redemption. Subject to the provisions of
                  Section 6, the Series A Convertible Preferred Stock shall be redeemed by the Corporation on June 15, 2005 at a price per share equal to the product of (a) the Liquidation Preference Amount plus accrued and unpaid dividends thereon multiplied by
                  (b) two (2) (the "Redemption Price").


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         (b)              Optional Redemption. The Corporation will have the
                  right to redeem all of the Series A Convertible Preferred Stock at any time after the date of issuance but prior to the third anniversary of the Issuance Date at a price equal to the Redemption Price.

         (c) Procedure for Redemption. Any holder of shares of Series A Convertible Preferred Stock may exercise such holders' right to redemption pursuant to this Section 7 and the Corporation may exercise its right to redemption pursuant to Section 7 by such holder giving the Corporation or the Corporation giving such holder, as the case may be, written notice not less than ten calendar days prior to the date on which the redemption will actually occur, which notice will set forth the date for such redemption. Any date upon which a redemption is required to occur in accordance with Section 7 will be referred to as a "Redemption Date." The aggregate Redemption Price will be payable on the Redemption Date.

         (d) Redemption Prohibited. If, at a Redemption Date, the Corporation fails for any reason to redeem shares of Series A Convertible Preferred Stock, including without limitation due to a prohibition of such redemption under the applicable sections of the DGCL, then during the period from the Redemption Date through the date on which such shares are redeemed, the shares of Series A Convertible Preferred Stock not redeemed will remain outstanding and entitled to all of the rights and preferences provided in this Certificate of Designation.

         (e) Dividend After Redemption Date. From and after the Redemption Date, no shares of Series A Convertible Preferred Stock subject to redemption will be entitled to any further dividends pursuant to Section 3 hereof; provided, however, that in the event that shares of Series A Convertible Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section 7(d) hereof, such shares will continue to be entitled to dividends thereon as provided in Section 3 until the date on which such shares are actually redeemed by the Corporation.

         (f) Surrender of Certificates. Upon receipt of the applicable Redemption Price, each holder of shares of Series A Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit of loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series A Convertible Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series A Convertible Preferred Stock, and each surrendered certificate will be canceled and retired.

8. Restrictions and Limitations. So long as any Series A Convertible Preferred Stock remains issued and outstanding, the Corporation may not, without the approval by


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         vote or written consent of the holders of a majority of the Series A
         Convertible Preferred Stock:

         (a) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Junior Stock or any other shares of its capital stock, other than (i) purchases, redemptions or other acquisitions of Junior Stock or options or warrants to purchase Junior Stock from directors, officers or existing or former employees of the Corporation or its Subsidiaries pursuant to the terms of any employee benefit plan or employment or other agreement in existence on the Issuance Date, (ii) purchases, redemptions or other acquisitions of Junior Stock or options or warrants to purchase Junior Stock from directors, officers or employees of the Corporation or its Subsidiaries pursuant to the terms of any employee benefit plan or employment or other agreement adopted or executed following the Issuance Date, provided that such redemptions, repurchases or acquisitions pursuant to this clause (ii) are unanimously approved by the Board, and (iii) except as provided in Section 7 hereof;

         (b) amend, alter or repeal the amended articles of incorporation or the bylaws of the Corporation in any manner which would have a material adverse effect on the terms and conditions of the Series A Convertible Preferred Stock;

         (c) declare or pay any dividends or make any distributions with respect to any Junior Stock, except for dividends payable in the form of additional shares of Junior Stock, in accordance with the terms of the Junior Stock;

         (d) authorize or issue, or obligate itself to authorize or issue, additional Series A Convertible Preferred Stock; or

         (e) authorize or issue, obligate itself to authorize or issue, any shares of capital stock, or any other options, warrants, securities or debt instruments exchangeable for or convertible into any such shares of capital stock (other than the Series A Convertible Preferred Stock), senior to or on par with the Series A Convertible Preferred Stock as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights or otherwise.

9. No Reissuance of Series A Convertible Preferred Stock. No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and, upon such event, all such shares shall resume the status of authorized but unissued shares of Preferred Stock.

10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Convertible Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Convertible


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         Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

11. Fractional Shares. Fractional shares of Series A Convertible Preferred Stock may be issued.

12. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

                  "Actual Liquidation Event" has the meaning set forth in
         Section 4.

                  "Affiliate" means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified. No Person shall be deemed to be an Affiliate of another Person solely as a consequence of the issuance of the Series A Convertible Preferred Stock or the Stockholders Agreement or the transactions contemplated thereby.

                  "Board" means the board of directors of the Corporation or any entity that survives a merger, reorganization or consolidation to which the Corporation is a party.

                  "Business Day" means a day other than Saturday, Sunday or a statutory holiday on which banking institutions in New York are authorized to close, and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

                  "Common Stock" means the common stock, par value $0.001 per share, of the Corporation.

                  "Conversion Price" means $0.50 per share initially (as adjusted for stock splits, stock dividends and similar combinations and, at the reasonable discretion of the Board, to prevent dilution of the ownership interest in the Corporation's Common Stock of the holders of the Series A Convertible Preferred Stock from the issuance of shares, options, warrants, securities or other rights to purchase Common Stock of the Corporation (other than as contemplated in the Purchase Agreement)).

                  "Corporation" means Acorn Products, Inc., a Delaware corporation.

                  "Deemed Liquidation Event" has the meaning set forth in
         Section 4(d).

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Dividend Accrual Period" has the meaning set forth in Section 3(b).

                  "Dividend Rate" means 12% per annum, provided that if the sale of Common Stock pursuant to the Rights Offering shall not have been consummated and the conversion of the Series A Convertible Preferred Stock shall not have occurred on or prior to December 15, 2002, "Dividend Rate" shall mean 19% per annum and such rate shall be deemed to have applied at all times following the Issuance Date.


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                  "Dividend Reference Date" has the meaning set forth in Section
         3(b).

                  "Issuance Date" means for any share of Series A Convertible Preferred Stock, the date on which such share of Series A Convertible Preferred Stock is issued.

                  "Junior Stock" means the Common Stock and all other classes and series of the capital stock of the Corporation, whether presently outstanding or hereafter authorized, issued or outstanding.

                  "Liquidation Event" means an Actual Liquidation Event or a Deemed Liquidation Event.

                  "Liquidation Preference Amount" has the meaning set forth in
         Section 1.

                  "Person" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

                  "POF" means the OCM Principal Opportunities Fund, L.P., a Delaware limited partnership.

                  "Purchase Agreement" means the Purchase Agreement, dated as of June 26, 2002, among the Corporation, UnionTools, Inc. and the other parties named therein, pursuant to which the 12% Exchangeable Notes of UnionTools, Inc. were exchanged for shares of the Series A Convertible Preferred Stock of the Corporation.

                  "Redemption Date" has the meaning set forth in Section 7(c).

                  "Series A Convertible Preferred Stock" means the Series A Convertible Preferred Stock, liquidation preference $10,000.00 per share, of the Corporation.

                  "Subsidiary" means, with respect to the Corporation, any Person of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Corporation or a Subsidiary of the Corporation.

                  "TCW Entities" means, collectively, TCW SPECIAL CREDITS FUND III, a California limited partnership, TCW SPECIAL CREDITS FUND IIIB, a California limited partnership, TCW SPECIAL CREDITS TRUST IIIB, a California collective investment trust, THE COMMON FUND FOR BOND INVESTMENTS, INC., a New York corporation, DELAWARE STATE EMPLOYEES' RETIREMENT FUND, WEYERHAEUSER COMPANY MASTER RETIREMENT TRUST (TCW), TCW SPECIAL CREDITS TRUST, a California collective investment trust, TCW SPECIAL CREDITS TRUST IV, a California collective investment trust, TCW SPECIAL CREDITS TRUST IV-A, a California collective investment trust, TCW SPECIAL CREDITS FUND IV, a California limited partnership, and TCW SPECIAL CREDITS PLUS FUND, a California limited partnership.


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13.               Payment Rights Subject to Credit Agreement. Notwithstanding
         anything contained or implied herein to the contrary, any right of redemption and any right to receive dividends, liquidation preferences or other payments pursuant to the provisions hereof other than any such payment made in additional shares of Series A Convertible Preferred Stock or pursuant to the provisions of Section 6 hereof (collectively, the "Payment Rights") are subject in all respects to the terms and conditions of that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 28, 2002 by and among the Corporation, the Borrower Subsidiaries named therein and CapitalSource Finance LLC, as Agent for the Lenders named therein (the "Credit Agreement"), and (ii) any and all such Payment Rights are subordinate and subject in right and time of payment to the prior indefeasible payment in full in cash of all obligations of the Corporation under the Credit Agreement.

         IN WITNESS WHEREOF, the undersigned have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 26th day of June, 2002.



ATTEST:



 /s/  Robert J. Tannous                 /s/ John G. Jacob
------------------------------------    ----------------------------------------
Robert J. Tannous                       John G. Jacob
Assistant Secretary                     Vice President and Secretary


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